UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
November 1, 2005
Aastrom Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22025 (Commission File No.)	94-3096597 (I.R.S. Employer Identification No.)
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, Michigan 48106
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(734) 930-5555
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     Following a review conducted by the Compensation Committee of changing practices for compensating outside directors, on November 1, 2005 the Board of Directors of Aastrom Biosciences, Inc. approved a new compensation arrangement for recognizing the service of outside directors and more closely aligning their overall compensation with the interests of other shareholders.
     Each nonemployee director will receive an annual fee of $25,000 paid in equal quarterly increments. The chairperson of each standing committee and the Lead Director will each receive an annual fee of $7,500 and each non-chair committee member will receive an annual fee of $5,000, payable quarterly. Directors will no longer be paid a separate amount for each board or committee meeting attended.
     Each nonemployee director will also receive periodic grants of stock options and shares of restricted stock. A stock option grant to purchase 30,000 shares will be made at the start of any three year period with an exercise price equal to the fair market value of the common stock on the date of grant, and will vest in equal annual increments over a period of three years. Newly elected directors appointed to less than a three year term will receive a grant for a pro rata amount of the 30,000 shares (reflecting the period of time until they are expected to be subject to election by the shareholders). Each nonemployee director will also receive an annual grant of approximately $15,000 of shares of restricted stock, with the number of shares being computed based on the price of the common stock ten days prior to the date of grant (and rounded to the nearest hundred shares), and with all of the shares vesting one year after the date of grant. These equity grants will be made under the terms of the existing equity compensation plans, as previously approved by the shareholders. These new arrangements have replaced the previous nonemployee director compensation program, including the automatic grant of options on the day following each annual meeting.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 4, 2005

AASTROM BIOSCIENCES, INC.
By:	/s/ Gerald D. Brennan, Jr.
Gerald D. Brennan, Jr.
Vice President, Administrative and Financial Operations; Chief Financial Officer

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